                                                                    EXHIBIT 99.1

NEWS RELEASE FOR
IMMEDIATE RELEASE                                   Contact: Jeff Cartwright
                                                    Director, Investor Relations
                                                    Phone: (858) 509-9899
                                                    jcartwright@solaintl.com

         SOLA INTERNATIONAL ANNOUNCES FISCAL 2005 FIRST QUARTER RESULTS

                    Net sales increase 7.3% versus last year

         Adjusted net income $10.5 million versus $7.5 million last year

        Operating cash flow $25.9 million versus $10.8 million last year

SAN DIEGO, CA August 9, 2004 - SOLA International Inc. (NYSE: SOL) today announced the following fiscal year 2005 first quarter results.

      - Net sales of $165.2 million compared to $154.0 million in the prior year period, an increase of 7.3%.

      - Reported net income of $9.4 million compared to $0.5 million in the prior year period.

      - Adjusted net income of $10.5 million compared to $7.5 million in the prior year period.

      - Cash flow from operations of $25.9 million compared to $10.8 million in the prior year period.

MANAGEMENT COMMENTARY

Commenting on the fiscal 2005 first quarter, Chief Executive Officer Jeremy Bishop said, "Particularly encouraging trends in the first quarter included our strong operating cash flow and the revenue growth generated from our prescription laboratory network, where sales increased 19% in the quarter. This success continues to confirm the attractiveness of expanding our prescription laboratory network and we intend to acquire additional businesses over the next 18 to 24 months. While our acquisition efforts will be concentrated on North America, we will also look at similar opportunities around the world."

"Also, our historical strength in supplying chain retailers around the world was maintained, as sales increased approximately 6.5% compared to the prior year period despite a reduction in demand at certain North American customers."

"Net sales, excluding the impact of currency, increased 3.6% in the quarter with North America increasing 0.3%, Europe increasing 4.8% and Rest of World increasing 8.8%. In North America, strong progress from our prescription labs was offset by a slow down in demand from chain retailers and Canada, which combined to reduce an otherwise satisfactory performance. While we view the reduction in demand from Canada as temporary, we now believe that chain retail will be a more difficult environment for the Company for the remainder of this year."

"Europe's growth, which is consistent with historical results in that region, occurred despite a significant slowdown in demand from the German market that resulted from the German government's elimination of certain subsidies on eyeglass purchases effective January 1, 2004. Excluding Germany, sales growth in Europe was above our estimate, at approximately 7.0%.

The stronger performance that we experienced in the Rest of World resulted from initiatives implemented by our newly appointed General Mangers in Asia Pacific and Latin America. It is worth highlighting that this quarter's growth was the largest this region has experienced since the third quarter of fiscal 2001", stated Mr. Bishop.

Mr. Bishop continued by saying, "The quarter provided excellent sales growth from each of the Company's key product categories:

      - Progressive lenses, where our key designs of SOLAOne, SOLAMax, AO b'Active, AO Compact and AO Easy underpinned this strong performance.

      -     High index lenses including polycarbonate and our recently launched
            1.67 index progressive lens.

      - Photochromic lenses which are steadily gaining increased acceptance among consumers.

      -     Advanced lens coatings and in particular Teflon(R) EasyCare lenses.

Collectively, sales of recently launched new products including SOLAOne, AO Easy and Teflon EasyCare lenses are expanding at a faster rate than the sales we are losing on older designs and coatings."

FIRST QUARTER RESULTS

Net income under accounting principles generally accepted in the United States of America, was $9.4 million in the fiscal 2005 first quarter compared to net income of $0.5 million in the prior year quarter. Restructuring costs of $1 million in the quarter include expenses related to a work force reduction of 29 employees in Singapore and the impairment of certain assets. Adjusted net income, which excludes restructuring costs and loss on debt extinguishment this year and the unrealized currency translation loss on Euro-denominated bonds last year, was $10.5 million, or $0.32 earnings per share, compared with $7.5 million, or $0.30 earnings per share, in the prior year period.

Gross margins were virtually unchanged in the fiscal 2005 first quarter at 40.6% compared to 40.5% in the year ago quarter.

Operating expense on a GAAP basis was $48.7 million, or 29.5% of net sales. Excluding restructuring costs of $1.0 million, adjusted operating expense in the fiscal 2005 first quarter was $47.7 million, or 28.9% of net sales. The increase of $5.2 million from the prior year quarter, included costs associated with the implementation of internal controls related to compliance with Section 404 of the Sarbanes-Oxley Act, completion of the Company's fiscal 2004 audit and associated restatement of its fiscal 2003 financial results, as well as increases resulting from the translation of overseas expenses into U.S. Dollars and other increases resulting from higher costs incurred in operating the business as a result of inflation and acquisitions.

Operating income on a GAAP basis was $18.4 million or 11.1% of net sales. Adjusted operating income, excluding restructuring costs of $1.0 million, was $19.4 million, or 11.8% of net sales, in the fiscal 2005 first quarter.

Adjusted EBITDA, excluding restructuring costs, was $27.5 million, or 16.7% of net sales.

Net interest expense in the fiscal 2005 first quarter was $3.9 million, or 2.4% of net sales, compared to $8.8 million, or 5.7% of net sales, in the comparable year ago period. The reduction in interest expense reflects the benefits of the Company's recapitalization, which was completed in the fiscal 2004 third quarter.

The effective tax rate, on an adjusted basis, in the fiscal 2005 first quarter was 35.0% compared to 29.0% in the prior year period. The increase in the year-over-year tax rate is largely due to the recapitalization and increased profitability in higher tax rate jurisdictions.

BALANCE SHEET AND CASH FLOW

Ron Dutt, Executive Vice President and Chief Financial Officer of SOLA commented, "I am encouraged by our working capital performance, which continued to improve in the quarter. Inventory at June 30, 2004 compared to March 31, 2004, increased $4.2 million on a GAAP basis and $5.8 million on a constant currency basis. The increase resulted principally from a slow down in demand from North American chain retail, a restoration of raw materials inventory that was depleted during March and increased production costs in Europe. Finished goods inventory turnover was 5.2 times in the quarter, which compares to 4.3 times in the prior year quarter.

Receivables at June 30, 2004 compared to March 31, 2004, decreased $8.8 million on a GAAP basis and $6.5 million on a constant currency basis. Strong collection activity was the principal reason for the decrease. DSO was 70.1 this quarter, which compares to 69.2 in the prior year quarter. The modest increase in DSO relates to regional mix.

Total debt at June 30, 2004 was $285.2 million, or 41.7% of capital, compared to $287.4 million, or 42.1% of capital, at March 31, 2004 and $338.0 million, or 55.1% of capital at June 30, 2003. During the first quarter, the Company repaid $2.2 million on its $175 million term loan and repurchased Euro 650,000 of its 11% Senior Notes in an open market purchase.

Cash flow from operations in the quarter was $25.9 million compared to $10.8 million in the prior year period. A portion of this cash flow was used to fund capital expenditures of $2.7 million and to repay $3.7 million of debt. In addition, cash of $20.1 million was added to existing cash balances. Including the expected utilization of certain deferred tax assets, the Company expects a fiscal 2005 cash tax rate of approximately 22%.

Cash and cash equivalents at June 30, 2004 was $122.7 million compared to $102.6 million at March 31, 2004 and $66.0 million in the prior year quarter. Net debt at June 30, 2004 was $162.5 million compared to $184.8 million at the end of fiscal 2004.

FISCAL 2005 OUTLOOK

Jeremy Bishop, commenting on the Company's fiscal 2005 outlook, said, "As I highlighted in our last earnings release, in fiscal 2005 we expect to increase adjusted net income by over 30% from prior year levels and reach between $48 and $50 million. Cash flow from operations should grow similarly and is expected to reach over $65 million. The improvement in our financial results will be underpinned by continued growth in our key product categories and our prescription laboratory business, and reduced interest expense.

Sales growth in North America will continue to benefit from last year's product launches including SOLAOne and AO Easy, increased distribution of Teflon EasyCare lenses and anticipated sales growth from our prescription laboratory network. Despite these encouraging trends, the reduction in demand from chain retail will limit our growth over the coming quarters. In Europe, we expect growth to continue in most major markets, with the exception of Germany where we will be closely monitoring the business environment and the need to possibly re-align production at our French glass production facility whose output is largely consumed by the German optical market. Finally, our Rest of World businesses have grown faster than we expected in the first quarter, but it is premature to revise upward our expectations from these activities.

Considering our first quarter performance, I am reconfirming our fiscal 2005 earnings guidance of $48 million to $50 million. Further, I expect our second quarter sales to be similar to those recorded in the fiscal 2005 first quarter, while modestly lower operating expense compared to the first quarter is expected to result in adjusted net income of approximately $11.0 million."

USE OF NON-GAAP MEASURES

This press release discloses certain financial measures that are considered non-GAAP measures. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles ("GAAP"). While these financial measures are not determined in accordance with GAAP and should not be viewed as an alternative to GAAP measures, we believe that they provide useful information to both management and investors. These measures may exclude the translation effect of foreign currency and certain expenses, gains and losses that may not be indicative of our core operating results. We believe these financial measures are useful to investors in allowing for greater transparency to supplemental information used by management in its financial and operational decision-making. In addition, we have historically reported similar financial measures to our investors and believe that the inclusion of comparative numbers provides consistency in our financial reporting.

This press release includes a presentation of earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted for the translation effect of foreign currency, special charges and costs associated with SOLA's recapitalization. Interest, taxes, depreciation and amortization can differ significantly among companies, partially due to differences in accounting policies, tax strategies, levels of indebtedness and interest rates. We believe that excluding these items provides insight into the underlying results of operations by excluding the effects of significant, discrete items and provides comparability among SOLA and other companies. In addition, EBITDA is often viewed as a reasonable approximation of gross cash flow and is one of the measures used for determining debt covenant compliance.

This press release also includes non-GAAP presentations of sales, operating expenses, operating income, operating margins, net income, inventory, accounts receivable, net debt and cash taxes paid, adjusted for the translation effect of foreign currency, special charges, utilization of deferred tax assets and costs associated with SOLA's recapitalization. As is the case with EBITDA, we believe that excluding these items provides management and investors with information based on SOLA's underlying results of operations and facilitates comparisons among SOLA and other companies.

CONFERENCE CALL

The Company will host a conference call today at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time). In addition, investors and interested parties may listen to the call via webcast at www.sola.com or www.companyboardroom.com. A replay of the call will be available starting at 6:30 p.m. Eastern Standard Time, August 9, 2004 through 6:30 p.m. Eastern Standard Time, August 16, 2004. The replay number for domestic callers is 800-633-8284 (international callers use 402-977-9140) and the access code is 21203673.

This press release includes forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements relating to SOLA's potential growth prospects. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of SOLA. Actual results could differ materially from the forward-looking statements as a result of, among other things, the highly competitive nature of the eyeglass lens and coating industry; SOLA's need to develop new products; potential adverse developments in the domestic and foreign economic and political environment, including exchange rates, tariffs and other trade barriers and potentially adverse tax consequences; potential difficulties in staffing and managing foreign operations; and the other factors described in SOLA's filings with the Securities and Exchange Commission. The words "believe", "expect", "will", "anticipate", "estimate", "plan", "expectation", "intention", "intend", "guidance" and similar expressions identify forward-looking statements. SOLA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOLA International Inc. designs, manufactures and distributes a broad range of eyeglass lenses, primarily focusing on the faster-growing plastic lens segment of the global lens market, and particularly on higher-margin value-added products. SOLA's strong global presence includes manufacturing and distribution sites in three major regions: North America, Europe and Rest of World (primarily Australia, Asia and South America) and approximately 6,600 employees in 27 countries servicing customers in over 50 markets worldwide. For additional information, visit the Company's web site at www.sola.com.

                             SOLA International Inc.
                            Statements of Operations
                  (Amounts in thousands, except per share data)
                                  (Unaudited)

                                                                 First Quarter            First Quarter
                                                                    FY  2005                 FY 2004
                                                                   ---------                ---------
Net sales                                                          $ 165,156                $ 153,979
Cost of sales                                                         98,082                   91,618
                                                                   ---------                ---------
     Gross profit                                                     67,074                   62,361
                                                                   ---------                ---------
Research and development expenses                                      1,831                    2,483
Selling and marketing expenses                                        29,050                   27,985
General and administrative expenses (a)                               17,784                   12,077
                                                                   ---------                ---------
     Operating expenses                                               48,665                   42,545
                                                                   ---------                ---------
            Operating income                                          18,409                   19,816
Interest income                                                          304                      390
Interest expense                                                      (4,195)                  (9,224)
Loss on early extinguishment of debt                                     (95)                      --
Foreign currency income/(loss)                                           702                   (9,981)
                                                                   ---------                ---------
            Income before provision for income taxes
            and minority interest                                     15,125                    1,001
Provision for income taxes                                            (5,646)                    (290)
Minority interest                                                        (75)                    (193)
                                                                   ---------                ---------
Net Income                                                         $   9,404                $     518
                                                                   =========                =========
Net income per share - basic                                       $    0.29                $    0.02
                                                                   =========                =========
Weighted average common shares outstanding                            32,188                   24,724
                                                                   =========                =========
Net income per share - diluted                                     $    0.29                $    0.02
                                                                   =========                =========
Weighted average common and
     dilutive securities outstanding                                  32,577                   25,088
                                                                   =========                =========

(a) General and administrative expenses for the first quarter 2005 included special charges of $1,018.

                             SOLA International Inc.
                            Condensed Balance Sheets
                             (Amounts in thousands)
                                   (Unaudited)

                                                                     June 30,               March 31,               June 30,
                                                                       2004                   2004                   2003
                                                                     --------               --------               --------
                                                                   (Unaudited)                                    (Unaudited)
Cash and cash equivalents                                            $122,729               $102,604               $ 65,989
Trade accounts receivable, net                                        137,155                145,920                128,366
Inventories                                                            90,836                 86,662                102,481
Other assets                                                          509,137                517,741                478,165
                                                                     --------               --------               --------
     Total assets                                                    $859,857               $852,927               $775,001
                                                                     ========               ========               ========
Trade payables, accruals and other current liabilities               $155,031               $149,351               $144,028
Notes payable and other debt                                          285,165                287,383                337,984
Other liabilities                                                      21,424                 20,852                 17,709
                                                                     --------               --------               --------
     Total liabilities                                                461,620                457,586                499,721
Stockholders' equity                                                  398,237                395,341                275,280
                                                                     --------               --------               --------
     Total liabilities and stockholders' equity                      $859,857               $852,927               $775,001
                                                                     ========               ========               ========

                             SOLA International Inc.
                        Condensed Statements of Cash Flow
                             (Amounts in thousands)
                                   (Unaudited)

                                                                         First Quarter          First Quarter
                                                                            FY 2005                FY 2004
                                                                           --------                --------
Net income                                                                 $  9,404                $    518
Depreciation and amortization                                                 7,113                   5,522
Amortization of debt issuance costs                                             345                     819
Loss on debt extinguishment                                                      95                      --
Non-cash portion of special charges                                             435                      --
Changes in trading assets and liabilities                                     8,539                   3,933
                                                                           --------                --------
     Net cash provided by operating activities                               25,931                  10,792
                                                                           --------                --------
Purchases of businesses                                                          --                    (888)
Capital expenditures                                                         (1,619)                 (3,080)
Mold expenditures                                                            (1,070)                   (855)
Other                                                                           925                     199
                                                                           --------                --------
     Net cash used in investing activities                                   (1,764)                 (4,624)
                                                                           --------                --------
Proceeds from the exercise of stock options                                      91                   1,489
Payments on long-term debt                                                     (679)                 (1,890)
Repayment of bank debt                                                       (2,188)                     --
Other                                                                          (693)                    219
                                                                           --------                --------
     Net cash used in financing activities                                   (3,469)                   (182)
Effect of exchange rate changes on cash and cash equivalents                   (573)                  1,324
                                                                           --------                --------
     Net increase in cash and equivalents                                  $ 20,125                $  7,310
                                                                           ========                ========

                             SOLA International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                                First Quarter            First Quarter
                                                                                   FY 2005                  FY 2004
                                                                                   --------                 --------
CALCULATION OF ADJUSTED NET INCOME:
Net income                                                                         $  9,404                 $    518
Adjustments to compute adjusted net income:
     Foreign currency loss on net long-term Euro-denominated debt                        --                    9,810
     Pre-tax loss on early extinguishment of debt                                        95                       --
     Pre-tax loss on special charges                                                  1,018                       --
     Tax effect of adjustments                                                          (37)                  (2,845)
                                                                                   --------                 --------
Adjusted net income                                                                $ 10,480                 $  7,483
                                                                                   ========                 ========
Adjusted net income per adjusted share-diluted                                     $   0.32                 $   0.30
                                                                                   ========                 ========
Weighted average common shares outstanding                                           32,188                   24,724
Add: Effect of dilutive securities                                                      389                      364
                                                                                   --------                 --------
Adjusted weighted average common and dilutive securities outstanding                 32,577                   25,088
                                                                                   ========                 ========
CALCULATION OF ADJUSTED OPERATING INCOME:
Operating income, as reported                                                      $ 18,409                 $ 19,816
Adjustments to compute adjusted operating income:
     Special charges included in operating expenses                                   1,018                       --
                                                                                   --------                 --------
Adjusted operating income                                                          $ 19,427                 $ 19,816
                                                                                   ========                 ========
Adjusted operating margin %                                                            11.8%                    12.9%
                                                                                   ========                 ========
Adjusted operating income % growth over prior period                                   -2.0%
                                                                                   ========
CALCULATION OF ADJUSTED EBITDA:
Net income                                                                         $  9,404                 $    518
Net interest expense                                                                  3,891                    8,834
Income tax provision                                                                  5,646                      290
Amortization of debt issuance costs                                                     345                      819
Depreciation and amortization                                                         7,113                    5,522
                                                                                   --------                 --------
EBITDA                                                                               26,399                   15,983
Adjustments to compute adjusted EBITDA:
     Loss on early extinguishment of debt                                                95                       --
     Foreign currency gain                                                               --                    9,810
     Special charges                                                                  1,018                       --
                                                                                   --------                 --------
Adjusted EBITDA                                                                    $ 27,512                 $ 25,793
                                                                                   ========                 ========
Adjusted EBITDA margin %                                                               16.7%                    16.8%
                                                                                   ========                 ========
Adjusted EBITDA % growth over prior period                                              6.7%
                                                                                   ========

                             SOLA International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                             First Quarter            First Quarter
                                                                                FY 2005                  FY 2004
                                                                                --------                 --------
CALCULATION OF ADJUSTED EFFECTIVE TAX RATE
Income before provision for income
     taxes and minority interest                                                $ 15,125                 $  1,001
Adjustments to compute adjusted effective tax rate:
     Foreign currency loss on net long-term Euro-denominated debt                     --                    9,810
     Loss on early extinguishment of debt                                             95                       --
     Special charges                                                               1,018                       --
                                                                                --------                 --------
Adjusted income before provision for income
     taxes and minority interest                                                $ 16,238                 $ 10,811
                                                                                ========                 ========
Provision for income taxes, as reported                                         $ (5,646)                $   (290)
Tax effect of adjustments                                                            (37)                  (2,845)
                                                                                --------                 --------
     Total adjusted provision for income taxes                                  $ (5,683)                $ (3,135)
                                                                                ========                 ========
Adjusted effective tax rate                                                         35.0%                    29.0%
                                                                                ========                 ========
CALCULATION OF ADJUSTED FISCAL 2005 CASH TAX RATE
Estimated fiscal 2005 income before provision for income
     taxes and minority interest                                                $ 76,000
Adjusted effective tax rate                                                         35.0%
                                                                                --------
Total adjusted provision for income taxes                                         26,600
Adjustments to compute adjusted
     fiscal 2005 cash tax provision:
     Utilization of deferred tax assets                                           (9,798)
                                                                                --------
Adjusted fiscal 2005 cash tax provision:                                        $ 16,802
                                                                                ========
                                                                                --------
     Total adjusted fiscal 2005 cash tax rate                                       22.1%
                                                                                ========


                              June 30,                  March 31,
                                2004                      2004
                              ---------                ---------
CALCULATION OF NET DEBT:
Short-term debt               $  12,875                $  11,933
Long-term debt                  272,290                  275,450
Less: Cash                     (122,729)                (102,604)
                              ---------                ---------
Net debt                      $ 162,436                $ 184,779
                              =========                =========

                             SOLA International Inc.
                  Reconciliation of Non-GAAP Financial Measures
                  (Amounts in thousands, except per share data)
                                   (Unaudited)

                                                                            First Quarter           First Quarter
                                                                              FY 2005                  FY 2004
                                                                             ---------                ---------
SOLA INTERNATIONAL CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                       $ 165,156                $ 153,979
Impact of currency fluctuations on net sales during period (a)                      --                    5,483
                                                                             ---------                ---------
Net sales, excluding currency impact                                         $ 165,156                $ 159,462
                                                                             =========                =========
Constant currency net sales % growth over prior period                             3.6%
                                                                             =========
"NORTH AMERICA" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                       $  67,065                $  67,024
Impact of currency fluctuations on net sales during period (a)                      --                     (140)
                                                                             ---------                ---------
Net sales, excluding currency impact                                         $  67,065                $  66,884
                                                                             =========                =========
Constant currency net sales % growth over prior period                             0.3%
                                                                             =========
"EUROPE" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                       $  68,641                $  61,230
Impact of currency fluctuations on net sales during period (a)                      --                    4,270
                                                                             ---------                ---------
Net sales, excluding currency impact                                         $  68,641                $  65,500
                                                                             =========                =========
Constant currency net sales % growth over prior period                             4.8%
                                                                             =========
"REST OF WORLD" REGION CALCULATION OF CONSTANT CURRENCY SALES:
Net sales, as reported                                                       $  29,450                $  25,725
Impact of currency fluctuations on net sales during period (a)                      --                    1,353
                                                                             ---------                ---------
Net sales, excluding currency impact                                         $  29,450                $  27,078
                                                                             =========                =========
Constant currency net sales % growth over prior period                             8.8%
                                                                             =========

                                                                                     Fourth Quarter
                                                                                        FY 2004
                                                                                       ---------
CALCULATION OF CONSTANT CURRENCY ACCOUNTS RECEIVABLE:
Fourth Quarter 2004 accounts receivable, net as reported                               $ 145,920
Impact of currency fluctuations on accounts receivable during period (a)                  (2,295)
                                                                                       ---------
Fourth Quarter 2004 accounts receivable, net
     excluding currency impact                                                           143,625
First Quarter 2005 net trade accounts receivable, as reported                            137,155
                                                                                       ---------
Decrease in trade accounts receivable, exclusive
     of foreign currency impact during period                                          $  (6,470)
                                                                                       =========
CALCULATION OF CONSTANT CURRENCY INVENTORIES:
Fourth Quarter 2004 inventories, as reported                                           $  86,662
Impact of currency fluctuations on inventories during period (a)                          (1,602)
                                                                                       ---------
Fourth Quarter 2004 inventories,
     excluding currency impact                                                            85,060
First Quarter 2005 inventories, as reported                                               90,836
                                                                                       ---------
Increase in inventories, exclusive of
     foreign currency impact during period                                             $   5,776
                                                                                       =========

(a) Based on First Quarter 2005 monthly average exchange rates